March 25, 2013

Board of Directors
Pacific Income Advisers
1299 Ocean Avenue, Second Floor
Santa Monica, CA 90401

Ashland Partners grants permission to Pacific Income Advisers to use its name as may be specified in a performance presentation in reference to Ashland Partners’ examination of performance and/or verification of GIPS® compliance. The parties may make such disclosures as may be required by law or applicable regulatory authority.

Please feel free to call Jason Millard, Partner and Director of Business Development, at (541) 842-8404 with any follow up questions regarding this matter.

Sincerely,

Ashland Partners & Company, LLP

GIPS® Verification • Performance Examination
SSAE No. 16 Exam • Attestation Services  •  Consulting